Exhibit (a)(5)(i)

WESTERN ASSET MIDDLE MARKET DEBT FUND INC.

ANNOUNCES FINAL RESULTS OF TENDER OFFER

Contact Information:

Media:

Maria Rosati

(212) 805-6036

mrosati@leggmason.com

Symbol: XWAMX

NEW YORK – (Business Wire) – July 13, 2016. Western Asset Middle Market Debt Fund Inc. (XWAMX) announced that, pursuant to its tender offer for up to 10% of the Fund’s outstanding shares of common stock (“Shares”) which expired on July 6, 2016, the Fund accepted 10,321 Shares representing approximately 6.55% of its outstanding Shares. The Shares accepted for tender were repurchased at a price of $729.28 per share, which was the Fund’s net asset value per share as of 4:00 P.M., New York City time, on July 6, 2016. The Fund transmitted payment to purchase the duly tendered and accepted shares on July 12, 2016. All Shares that were validly tendered and not withdrawn by July 6, 2016 have been accepted for payment. Shares that were not tendered remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, at (866) 628-6024.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Western Asset Middle Market Debt Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Fund at 1-888-777-0102 for additional information, or consult the Fund’s web site at www.lmcef.com. Data and commentary provided in this press release are for informational purposes only. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.